Exhibit 99.1

PRESS RELEASE

August 24, 1999


TO:
          News Editor

FR:       Al Sampson
          Heartland Financial USA, Inc.
          Dubuque, IA

CONTACT:  John K. Schmidt, CFO
          Heartland Financial USA, Inc.
          (319) 589-1994

RELEASE:  IMMEDIATE


            HEARTLAND PLANS EXPANSION IN NEW MEXICO

(Dubuque, IA) Heartland Financial USA, Inc. today announced it has signed a definitive agreement which will result in the First National Bank of Clovis, New Mexico merging into New Mexico Bank and Trust, a Heartland community bank located in Albuquerque. The transaction is subject to the approval of the appropriate regulatory agencies as well as the shareholders of National Bancshares, Inc., the holding company of First National. The transaction is expected to be completed by the spring of next year.

"I am very excited about this opportunity to further strengthen the presence of community banking in the state of New Mexico," said Lynn B. Fuller, president and chief executive officer of Heartland. The Clovis bank has $120-million in assets and deposits totaling $98-million. Greg Leyendecker, president of New Mexico Bank and Trust, added, "First National will be a solid addition to our banking family and is a perfect fit in our efforts to locally service the personal and commercial needs of our customers."

"Heartland is a vibrant, forward-looking company dedicated to the preservation of community banking, and I am delighted that First
National Bank will become a part of this growing financial services company," said Daniel L. Hardisty, Chairman of the Board of First National.

Heartland Financial USA, Inc. is a $1.1-billion company with six banks and twenty-two offices in Iowa, Illinois, Wisconsin and New Mexico. In addition, the company owns ULTEA, Inc., a fleet leasing company with offices in Madison and Milwaukee, Wisconsin. Heartland subsidiary, Citizens Finance Co., operates consumer finance offices in Iowa, Wisconsin and Illinois.